Exhibit 10.1

Executive Copy

EXCHANGE AGREEMENT

[•], a [         ] (the “Holder”) enters into this Exchange Agreement (the “Agreement”) with Iconix Brand Group, Inc., a Delaware corporation (the “Company”), on February [•], 2018, whereby the Holder will exchange (the “Exchange”) the Company’s 1.50% Convertible Senior Subordinated Notes due 2018 (CUSIP No.: 451055 AC1) (the “2018 Notes”) for the Company’s 5.75% Convertible Senior Secured Second Lien Notes due 2023 (CUSIP No.: 451055 AG2) having such terms as set forth in the Indenture (as defined herein) (the “2023 Notes”) at an exchange ratio of $1,000 principal amount of 2023 Notes for each $1,000 principal amount of 2018 Notes, and a cash payment.

On and subject to the terms hereof, the parties hereto agree as follows:

Article I: Exchange of the 2018 Notes for 2023 Notes

Section 1.1 The Exchange. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Holder hereby agrees to exchange and deliver to the Company the following principal amount of the 2018 Notes, and in exchange therefor the Company hereby agrees to issue to the Holder at the Closing the principal amount of 2023 Notes set forth below and to pay in cash the following amounts for (i) any accrued but unpaid interest on such 2018 Notes and (ii) any principal amount of Exchanged 2018 Notes (as defined below) below the minimum denomination of the 2023 Notes, pursuant to this Article I:

Principal amount of 2018 Notes to be Exchanged: $[•] (the “Exchanged 2018 Notes”).

DTC Participant Number for Withdrawal of Exchanged 2018 Notes: [•]

DTC Participant Name: [•]

Internal Contact

Name:	[•]
Tel.:	[•]
E-mail:	[•]

Principal amount of 2023 Notes to be issued in the Exchange: $[•] (the “Exchanged 2023 Notes”).

DTC Participant Number for Delivery of Exchanged 2023 Notes: [•]

DTC Participant Name: [•]

Internal Contact

Name:	[•]
Tel.:	[•]
E-mail:	[•]

Cash for accrued but unpaid interest on 2018 Notes: $[•]

Cash for principal amount of Exchanged 2018 Notes below the minimum denomination of the 2023 Notes: $[•]

Total Cash Payment: $[•] (the “Cash Payment”)

Holder Wire Instructions

Bank Name:	[•]
ABA Number:	[•]
For Credit To:	[•]
Account #:	[•]

The closing of the Exchange (the “Closing”) shall occur on February 22, 2018, subject to the satisfaction or waiver of the conditions set forth in Sections 4.1 and 4.2 (other than those that by their terms are to be satisfied or waived at the Closing) (the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing, (a) the Holder shall deliver or cause to be delivered to the Company all right, title and interest in and to its Exchanged 2018 Notes free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”), together with any documents of conveyance or transfer that the Company may deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Exchanged 2018 Notes free and clear of any Liens, and (b) the Company shall deliver to the Holder the Exchanged 2023 Notes and the Cash Payment specified above.

Section 1.2 Conversion Rate. As of the Closing, the initial Conversion Rate (as defined in the Indenture) to be inserted into the definition of “Conversion Rate” in the Indenture shall be equal to the number of shares of common stock of the Company, rounded to the nearest four decimal places, obtained by dividing $1,000 by the Initial Conversion Price. For purposes of this Section 1.2:

(a) the “Initial Conversion Price” shall equal the Reference Price (as defined below) plus the Conversion Premium (as defined below);

(b) the “VWAP Price” shall mean the simple average of the five (5) Daily VWAPs of the Company’s common stock for the five (5) Trading Day period commencing with the Trading Day on which the intent to consummate the Exchange is publicly disclosed;

(c) the “Reference Price” shall mean the VWAP Price; provided that (a) if the VWAP Price is less than or equal to $0.844, representing 67.5% of the Last Reported Sale Price of the Company’s common stock on February 9, 2018 (the “Lower Price Limit”), the VWAP Price shall be the Lower Price Limit, and (b) if the VWAP Price is greater than or equal to $1.656, representing 132.5% of the Last Reported Sale Price of the Company’s common stock on February 9, 2018 (the “Upper Price Limit”), the VWAP Price shall be the Upper Price Limit;

(d) the “Conversion Premium” means the product of 17.5% (expressed as a decimal) and the Reference Price; and

(e) the terms “Daily VWAP”, “Last Reported Sale Price” and “Trading Day” shall have the meanings ascribed to such terms in the Indenture (as defined herein).

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Section 1.3 Termination of Exchanged 2018 Notes. Upon the consummation of the Exchange, (a) the Company shall surrender the Exchanged 2018 Notes to The Bank of New York Mellon Trust Company, N.A., a national banking corporation, as trustee (in such capacity, the “Existing Trustee”) under that certain Indenture dated as of March 18, 2013 (as amended, supplemented and/or modified from time to time) by and between the Company and the Existing Trustee, for cancellation and (b) such Exchanged 2018 Notes surrendered hereunder shall be cancelled and any obligations of the Company under such Exchanged 2018 Notes shall be terminated.

Article II: Covenants, Representations and Warranties of the Holders

The Holder hereby covenants as follows and makes the following representations and warranties to the Company, and all such covenants, representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations.

Section 2.1 Power and Authorization. The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to, and has taken all action as may be necessary to, execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchange contemplated hereby.

Section 2.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement, the Holder’s performance of its obligations hereunder and the Holder’s consummation of the Exchange will not violate, conflict with or result in a breach of or default under (i) the Holder’s organizational documents, (ii) any agreement or instrument to which the Holder is a party or by which the Holder or any of its assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Holder.

Section 2.3 Title to the Exchanged 2018 Notes. The Holder is the sole legal and beneficial owner of the Exchanged 2018 Notes. The Holder has good, valid and marketable title to the Exchanged 2018 Notes, free and clear of any Liens (other than ordinary course pledges or security interests that the Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker). The Holder has not, in whole or in part, except as described in the preceding sentence, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the Exchanged 2018 Notes or its rights, title or interest in and to the Exchanged 2018 Notes or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Exchanged 2018 Notes. Upon the Holder’s delivery of the Exchanged 2018 Notes to the Company pursuant to the Exchange, the Exchanged 2018 Notes shall be free and clear of all Liens.

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Section 2.4 Accredited Investor or Qualified Institutional Buyer. The Holder is (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act and is acquiring the Exchanged 2023 Notes for its own account or for an account with respect to which it exercises sole investment discretion of another institutional accredited investor or qualified institutional buyer.

Section 2.5 No Affiliate Status; Beneficial Ownership of Shares of Common Stock.

(a) The Holder is not, and has not been during the consecutive three-month period preceding the date hereof, a director, officer or “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company. To its knowledge, the Holder did not acquire any of the Exchanged 2018 Notes, directly or indirectly, from an Affiliate of the Company.

(b) As of the date of this Agreement, the Holder and its Affiliates collectively beneficially own ____________ shares of the Company’s common stock (excluding any shares of common stock issuable upon conversion of the Exchanged 2018 Notes).

Section 2.6 No Illegal Transactions. The Holder has not, directly or indirectly, nor any person acting on behalf of or pursuant to any understanding with it has, disclosed to a third party any information regarding the Exchange, other than the Holder’s representatives who reasonably need to have access to such information and who have been informed about the non-public nature such information, or engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that the Holder was first contacted by the Company or any other person acting on behalf of the Company regarding the Exchange, this Agreement or an investment in the common stock of the Company. The Holder covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will disclose to a third party any information regarding the Exchange, other than the Holder’s representatives who reasonably need to have access to such information and who have been informed about the non-public nature of such information, or engage, directly or indirectly, in any transactions in the securities of the Company (including, without limitation, Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 2.6, subject to the Holder’s compliance with its obligations under the U.S. federal securities laws and the Holder’s internal policies, “Holder” shall not be deemed to include any employees, subsidiaries or Affiliates of the Holder that are effectively walled off by appropriate “Chinese Wall” information barriers approved by the Holder’s legal or compliance department (and thus have not been privy to any information concerning the Exchange).

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Section 2.7 Adequate Information; No Reliance. The Holder acknowledges and agrees that (a) the Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Exchange, including, without limitation, (i) the term sheet dated as of February 12, 2018 attached hereto as Exhibit A, (ii) the risk factors set forth in Exhibit B hereto, (iii) the form of indenture attached hereto as Exhibit C (the “Indenture”) and (iv) the form of intercreditor agreement attached hereto as Exhibit D (the “Intercreditor Agreement” and, together with this Agreement and the Indenture, the “Transaction Documents”), and has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”) and all information filed or furnished pursuant to the Exchange Act, (b) the Holder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Exchange, (c) the Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the merits and risks involved in the Exchange and to make an informed investment decision with respect to such Exchange, (d) the Holder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its Affiliates or representatives, except for (i) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement, (e) Guggenheim Securities, LLC (“Guggenheim”) is acting solely as the Company’s financial advisor in connection with the Exchange and the Holder is acquiring the Exchanged 2023 Notes directly from the Company and not from Guggenheim, (f) Guggenheim has not made any representations, declarations or warranties to the Holder regarding the Company or its offering of the Exchanged 2023 Notes and Guggenheim has not offered to sell or exchange, or solicited an offer to buy or tender in such exchange, any of the Exchanged 2023 Notes, and (g) neither the Company, Guggenheim nor anyone acting on their behalf makes any representation regarding the value of the Exchanged 2023 Notes or any other matter whatsoever (except, with respect to the Company, as expressly set forth herein) or any recommendation regarding participation in the Exchange.

Section 2.8 Tax Consequences. The Holder understands that the tax consequences of the transactions contemplated hereby will depend in part on its own tax circumstances. The Holder acknowledges that it must consult its own tax adviser about the federal, foreign, state and local tax consequences peculiar to its circumstances.

Section 2.9 Investment Intent; Transfer Restrictions. The Holder is acquiring the Exchanged 2023 Notes solely for investment and not with a current view to any distribution thereof or with any present intention of otherwise distributing, in each case in any manner that would be in violation of the Securities Act. The Holder understands that the offer and sale of the 2023 Notes has not been registered under the Securities Act and that the Exchanged 2023 Notes may not be sold or transferred by it, except in accordance with the registration requirements of the Securities Act and any applicable state securities regulations or an exemption from such registration requirements or regulations.

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Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows and makes the following representations and warranties to the Holder, and all such covenants, representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations.

Section 3.1 Power and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to, and has taken all action as may be necessary to, execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Exchange contemplated hereby and the other transactions contemplated thereby.

Section 3.2 Valid and Enforceable Agreement; No Violations; Consents. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement and the other Transaction Documents and consummation of the Exchange and other transactions contemplated thereby will not violate, conflict with or result in a breach of or default under (a) the Company’s charter, bylaws or other organizational documents, (b) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (c) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company. All material consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein have been obtained and will be effective as of the Closing Date, other than such filings required to be made after the Closing under applicable federal and state securities laws.

Section 3.3 Authorization of the Indenture. The Indenture, to be dated as of the Closing Date, between the Company and The Bank of New York Mellon N.A., as trustee (the “Trustee”), has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

Section 3.4 Authorization of the Securities. The 2023 Notes have been duly authorized and, on the Closing Date, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against the exchange of the Exchanged 2018 Notes pursuant to the terms of this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

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Section 3.5 No Registration Required; No Restrictive Legends. Assuming the accuracy of the Holder’s representations in Article II, it is not necessary in connection with the execution and delivery of the Exchanged 2023 Notes to the Holder in the manner contemplated by this Agreement to register the issuance of the 2023 Notes under the Securities Act pursuant to Section 4(a)(2) thereof or to qualify the Indenture under the Trust Indenture Act of 1939, as amended. Upon issuance, assuming that the Exchanged 2018 Notes have not since their issuance been held by any Affiliate of the Company, the Exchanged 2023 Notes will be issued without any restricted CUSIP or other restrictive legend and will be freely tradable (other than by Affiliates of the Company) under the Securities Act. The certificates (or electronic book entries, if applicable) evidencing any Exchanged 2023 Notes shall not be required to contain or be subject to (and the Holder shall be entitled to removal of) any legend restricting the transfer thereof and shall not be subject to any stop-transfer instructions, and the Company shall take all steps necessary from time to time to ensure the foregoing in order to facilitate the resale of the 2023 Notes, including issuing all necessary legal opinions.

Section 3.6 Validity of Underlying Common Stock; No Restrictive Legends. The 2023 Notes will at the Closing be convertible into cash, shares of common stock, par value $0.001 per share of the Company (the “Conversion Shares”), or a combination thereof, solely at the election of the Company in accordance with the terms of the Indenture. Upon execution and delivery of the Indenture by the Company, the Conversion Shares initially issuable upon conversion of the 2023 Notes (assuming the Company elects to physically settle the 2023 Notes upon conversion and the maximum conversion rate under any make-whole adjustment applies) shall have been (subject to receipt of the Authorized Share Increase Stockholder Approval (as defined herein) with respect to any Conversion Shares issuable in excess of the Company’s currently authorized shares of common stock) and, after the Authorized Share Amendment Effective Date (as defined in the Indenture), all Conversion Shares will be, duly authorized and reserved by the Company for issuance upon conversion of the 2023 Notes and, when issued upon conversion of the 2023 Notes in accordance with the terms of the 2023 Notes and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of any such Conversion Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights. Upon issuance, assuming that the Exchanged 2018 Notes have not since their issuance been held by any Affiliate of the Company and the Exchanged 2023 Notes will not since their issuance have been held by any Affiliate of the Company, the Conversion Shares will be issued without any restrictive legend and will be freely tradable (other than by Affiliates of the Company) under the Securities Act. The certificates (or electronic book entries, if applicable) evidencing any Conversion Shares shall not be required to contain or be subject to (and the Holder shall be entitled to removal of) any legend restricting the transfer thereof and shall not be subject to any stop-transfer instructions, and the Company shall take all steps necessary from time to time to ensure the foregoing in order to facilitate the resale of the Conversion Shares, including issuing all necessary legal opinions.

Section 3.7 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2018, there were 57,213,279 shares of common stock outstanding. All outstanding shares of common stock have been duly authorized, and have been validly issued, are fully paid and nonassessable, and have been approved for quotation on the Nasdaq Global Select Market. Since January 31, 2018, the Company has only issued options or other rights to acquire common stock in the normal course of business consistent with past practice pursuant to the Company’s equity

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incentive and employee benefit plans. As of and after the Closing, the Company shall reserve the 92,786,721 authorized but unissued shares of common stock as of January 31, 2018 solely for issuance upon conversion of any then outstanding 2018 Notes and 2023 Notes or for issuances of options or other rights to acquire common stock in the normal course of business consistent with past practice pursuant to the Company’s equity incentive and employee benefit plans (and for no other purpose).

Section 3.8 Disclosure. As of the date of this Agreement, all reports and other documents (including any documents incorporated by reference therein or exhibits thereto) filed by the Company with the SEC pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, other than, any material facts with respect to information regarding the Exchange.

Section 3.9 No Manipulation of Stock. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the common stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of common stock.

Section 3.10 Company Not an “Investment Company”. The Company is not, and immediately after the Exchange will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Disclosure of Transaction and Other Material Information.

(a) On or before 9:15 a.m. New York Time on the date of this Agreement, the Company shall issue a publicly available press release or file with the SEC a Current Report on Form 8-K (the “8-K Filing”) disclosing all material terms of the Exchange (to the extent not previously publicly disclosed), together with any other material non-public information concerning the Company or its subsidiaries that the Company or its officers, directors, employees, agents or advisors has previously provided or made available to the Holder (collectively, the “Material Information”). The Company will provide the Holder with a reasonable opportunity to review and comment on any proposed public announcement before it is made. Without the prior written consent of the Holder, the Company shall not disclose the name of the Holder in any filing or announcement, unless such disclosure is required by applicable law, rule, regulation or legal process.

(b) Other than the Material Information to be included in the press release or Form 8-K filing referenced in Section 3.11(a), (i) neither the Company nor any of its subsidiaries or their respective officers, directors, employees, agents or advisors have provided or made available to the Holder any material, nonpublic information concerning the Company or its subsidiaries and (ii) the Company is not aware of any other material, nonpublic information concerning the Company or its subsidiaries that it reasonably expects to publicly disclose on or prior to the Closing.

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Section 3.12 Stockholder Approval; Proxy Statement.

(a) The Company shall use commercially reasonable efforts to seek stockholder approval to increase the number of its authorized shares of common stock in excess of the Aggregate Share Cap (as defined in the Indenture) and/or effect a reverse stock split that would result in a number of authorized shares of common stock in excess of the Aggregate Share Cap as soon as practicable after the Closing (the “Authorized Share Increase Stockholder Approval”).

(b) In furtherance of the foregoing, the Company shall, in accordance with applicable law and the Company’s charter, bylaws and other organizational documents: (i) prepare and file with the SEC no later than 21 days following the Closing Date, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company for the Authorized Share Increase Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to the Company’s stockholders within two business days following the earlier of (1) the expiration of the ten (10)-day period required by SEC Rule 14a-6 and (2) if the SEC advises the Company that it will review the preliminary proxy statement, the day following the SEC staff’s clearance of the preliminary proxy statement (the “Mailing Date”) and (B) solicit proxies from its stockholders for the Authorized Share Increase Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held no later than the 30th day following the Mailing Date for the purpose of obtaining the Authorized Share Increase Stockholder Approval. The Proxy Statement shall include, subject to the fiduciary duties of the Board of Directors of the Company (the “Board”), the recommendation of the Board that stockholders vote in favor of the increase in the Company’s authorized common stock pursuant to this Agreement and the Indenture. Prior to filing the Proxy Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Holder with a reasonable opportunity to review and comment on such document or response. The Company shall not postpone or adjourn the Special Meeting without the consent of the Holder; provided that the Company shall, without the consent of the Holder, adjourn the Special Meeting for up to three (3) successive ten (10) business day periods (x) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (y) to solicit additional proxies necessary to approve the Authorized Share Increase Stockholder Approval. In the event that the Authorized Share Increase Stockholder Approval is not obtained at such Special Meeting, as may be adjourned, the Company shall, from and after such date of failure to obtain the Authorized Share Increase Stockholder Approval, continue to comply again with the foregoing provisions of this Section 3.12(b) (with references to the “Closing Date” being replaced with such date of failure) to approve such Authorized Share Increase Stockholder Approval at a special or annual meeting of its stockholders until the earlier of the date such approval is obtained and April 15, 2019; provided, further, that in no event shall the Company be obligated to a call more than three special meetings of stockholders prior to April 15, 2019.

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(c) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law (the “DGCL”), as amended from time to time, in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor the Board, subject to its fiduciary duties, shall (i) fail to (A) call, notice or hold the Special Meeting, (B) prepare and file with the SEC the preliminary or definitive Proxy Statement and include in the Proxy Statement the recommendation of the Board that stockholders vote in favor of the in favor of the increase in the Company’s authorized common stock, all as required and pursuant to this Agreement or (C) solicit proxies from its stockholders for the Authorized Share Increase Stockholder Approval or (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Holder, its recommendation that the Company’s stockholders approve the increase in the Company’s authorized common stock pursuant to this Agreement and the Indenture.

(e) As soon as practicable following receipt by the Company of the Authorized Share Increase Stockholder Approval, the Company shall take all actions necessary to amend the Company’s Amended and Restated Articles of Incorporation to reflect the increase in, and to reserve solely for issuance upon conversion of the Exchanged 2018 Notes (and for no other purpose), the number of its authorized shares of common stock contemplated by such Authorized Share Increase Stockholder Approval (the “Charter Amendment”) in accordance with the provisions of the DGCL, including filing such Charter Amendment with the Secretary of State of the State of Delaware.

Section 3.13 Nasdaq Shareholder Approval Requirements. Prior to the date hereof, the Company has obtained a valid exemption from the Nasdaq shareholder approval requirements for the issuance of the Exchanged 2023 Notes (including any transactions involving the Notes as contemplated by the Indenture) from the Nasdaq Stock Market LLC pursuant to Nasdaq Rule 5635(f).

Section 3.14 Material, Nonpublic Information. The Company shall not, and shall cause each of its subsidiaries and its and their respective officers, directors, employees, agents, and advisors not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Holder. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, agents and advisors, in addition to any other remedy provided herein or in the Transaction Documents, the Holder may request, in writing, that the Company promptly (but in no event more than three (3) Business Days after the date of such writing) publicly disclose, in the form of a press release, SEC filing or otherwise, an appropriate summary of the information that, in Holder’s reasonable judgment, constitutes the then material, nonpublic information. After such three (3) Business Day period, the Holder shall have the right to make a public disclosure, in the form of a press release, SEC filing, or otherwise, of such material, nonpublic information without the prior approval by the Company, its subsidiaries, or any of its or their respective officers, directors, employees, agents or advisors. The Holder shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders, or agents for any such disclosure.

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Section 3.15 Credit Agreement. Assuming the due execution, delivery and performance by (a) the Holder of this Agreement and (b) each other holder of 2018 Notes who executes an Exchange Agreement substantially similar to this Agreement on or about the date hereof of such other Exchange Agreements, the condition set forth in Section 4.04(b) of that certain Credit Agreement, dated August 2, 2017 as amended on October 27, 2017, among IBG Borrower LLC and Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the lenders party thereto, including Deutsche Bank AG, New York Branch (as amended, supplemented and/or modified from time to time, the “Credit Agreement”), will be satisfied at the Closing.

Section 3.16 Tacking. For the purposes of Rule 144 promulgated under the Securities Act, the Company acknowledges that, assuming that the Exchanged 2023 Notes have not been held by any affiliate of the Company, the holding period of the Exchanged 2023 Notes may be tacked onto the holding period of the Exchanged 2018 Notes and the Company agrees not to take a position contrary thereto.

Section 3.17 DTC Registration. The Company will use its best efforts to cause the Exchanged 2023 Notes to be eligible for clearance and settlement through the Depository Trust Company (“DTC”), effective as soon as possible following the date of this Agreement and no later than the Closing.

Article IV: Conditions Precedent

Section 4.1 Conditions to the Obligation of the Holder to Consummate the Closing. The obligations of the Holder to consummate the transactions to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date).

(b) The Company shall have delivered the Exchanged 2023 Notes (without any restricted CUSIP or other restrictive legend) and the Cash Payment to the Holder.

(c) The transactions contemplated by this Agreement shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) Cortland Capital Market Services LLC, as first lien agent, The Bank of New York Mellon Trust Company, N.A., and the credit parties thereto shall have executed and delivered the Intercreditor Agreement.

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(e) The Company and the Trustee shall have executed and delivered the Indenture and the Trustee shall have executed and delivered a certificate of authentication with respect to the Exchanged 2023 Notes.

(f) The Company shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by the Company under this Agreement on or prior to the Closing Date.

(g) The Conversion Shares shall be approved for listing on the Nasdaq Global Select Market, subject to notice of issuance.

(h) No material adverse effect on the financial condition, business or results of operations of Company and its subsidiaries, taken as a whole, shall have occurred.

(i) The condition set forth in Section 4.04(b) of the Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

(j) The Company shall have delivered a fully executed copy of the Third Amendment, Consent and Limited Waiver to Credit Agreement and Other Loan Documents in form and substance acceptable to the Holder.

(k) The Company, its subsidiaries party to the Indenture and the Trustee shall have executed and delivered the Note Security Documents (as defined in the Indenture) and the Company and such subsidiaries (and counsel thereto, as applicable) shall have delivered such executed certificates, documents, instruments, opinions and agreements as the Trustee and the Holder shall reasonably request in connection with the transactions contemplated hereby in form and substance acceptable to the Trustee and the Holder.

Section 4.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties of the Holder contained in Section 2 of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date).

(b) The Holder shall have delivered the Exchanged 2018 Notes to the Company.

(c) The transactions contemplated by this Agreement shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Company and the Trustee shall have executed and delivered the Indenture and the Trustee shall have executed and delivered a certificate of authentication with respect to the Exchanged 2023 Notes.

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(e) Cortland Capital Market Services LLC, as first lien agent, The Bank of New York Mellon Trust Company, N.A., and the credit parties thereto shall have executed and delivered the Intercreditor Agreement.

(f) The Holder shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by the Holder under this Agreement on or prior to the Closing Date.

Section 4.3 Frustration of Closing Conditions. Except as required by applicable law, neither the Holder nor the Company may rely on the failure of any condition set forth in Section 4.1 or 4.2, as the case may be, to be satisfied if such party’s breach of this Agreement has been the cause of, or resulted in, such failure.

Article V: Termination

Section 5.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Holder or (b) by the Holder or the Company if the Closing shall not have occurred on or prior to February 28, 2018 (the “Termination Date”); provided however that the right to terminate this Agreement under this Section 5.1 shall not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement shall have proximately caused the Closing not to occur on or before the Termination Date.

Section 5.2 Effect of Termination. In the event of termination pursuant to Section 5.1 hereof, this Agreement shall become null and void and have no effect (other than this Section 5.2 and Article VI, which shall survive termination), with no liability on the part of the Company or the Holder, or its directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for any willful breach of this Agreement. The parties agree that in the event this Agreement is terminated, the Exchanged 2018 Notes shall be retained by the Holder forthwith such that the Holder’s ownership thereof shall be restored without any additional restrictions on resale by such Holder pursuant to the Securities Act.

Article VI: Miscellaneous

Section 6.1 Entire Agreement. This Agreement and any documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or Affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 6.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

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Section 6.3 Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 6.3, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 6.3 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.3 before exercising any other right under this Agreement.

Section 6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto and (a) with respect to any amendment to Section 6.9(a) hereof, with the prior written consent of any bona fide transferee of 2023 Notes or Conversion Shares, as applicable, or (b) with respect to any amendment to Section 6.9(b) hereof, with the prior written consent of Guggenheim.

Section 6.5 Costs and Expenses. The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees and any brokers’ fees; provided that the Company shall reimburse the attorneys’ fees of Willkie Farr and Gallagher LLP and Gibson, Dunn & Crutcher LLP in an amount not to exceed $300,000 and $50,000, respectively.

Section 6.6 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 6.7 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself exclusively to the personal jurisdiction of the Supreme Court of the State of New York, County of New York, the United States District Court for the Southern District of New York or any other federal or state court in New York, New York in the event any dispute arises out of this Agreement or the Exchange, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Exchange in any court other than the Supreme Court of the State of New York, County of New York, the United States District Court for the Southern District of New York or any other federal or state court in New York, New York, (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Exchange, and (e) waives the defense of an inconvenient forum to the

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maintenance of any action related to or arising out of this Agreement or the Exchange. The consents to jurisdiction set forth in this Section 6.7 shall not constitute general consents to service of process in the State of New York. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or any standard form of telecommunication or e-mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.9 Third-Party Beneficiaries.

(a) The parties hereto acknowledge that any bona fide transferee of a 2023 Note or Conversion Share from the Holder is a third-party beneficiary of Sections 3.5, 3.6, 3.7 and 3.12, 3.16 and 3.17 hereof and any such transferee may enforce the terms thereof as if they were a direct party to this Agreement.

(b) The parties hereto acknowledge that Guggenheim will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement and the parties hereto agree and understand that Guggenheim is a third-party beneficiary of such acknowledgments, understandings, agreements, representations and warranties. Prior to the Closing, the parties hereto agree to promptly notify Guggenheim if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The parties hereto agree that each acquisition by the Holder of the Exchanged 2023 Notes of the Company from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the parties hereto as of the time of such acquisition.

(c) Guggenheim is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

“HOLDER”:

By:

Name:

Title:

Signature Page to Exchange Agreement

“COMPANY”:

ICONIX BRAND GROUP, INC.

By:

Name:

Title:

Signature Page to Exchange Agreement

Exhibit A

THE INFORMATION SET FORTH IN THIS EXHIBIT A IS NON-BINDING AND HAS BEEN SUPERSEDED IN ITS ENTIRETY BY THE INDENTURE FILED AS EXHIBIT 4.1 TO THE COMPANY’S CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2018.

ICONIX BRAND GROUP, INC.

5.75% CONVERTIBLE SENIOR SECURED SECOND LIEN SUBORDINATED NOTES DUE 2023

TERM SHEET

February 12, 2018

This term sheet (this “Term Sheet”) summarizes the principal terms of a proposed offering of 5.75% Convertible Senior Secured Second Lien Subordinated Notes due 2023 (the “Notes”) by Iconix Brand Group, Inc. (the “Issuer” or “we”). The Notes will be issued pursuant to an indenture (the “Indenture”) to be entered into between the Issuer and The Bank of New York Mellon Trust Company N.A., as collateral agent and trustee (the “Trustee”). Many of the terms and conditions described below are subject to important limitations and exceptions. A more complete understanding of the terms and conditions of the Notes will be contained in the Indenture.

Issuer	Iconix Brand Group, Inc., a Delaware corporation.

Notes	Approximately $110 principal amount of 5.75% Convertible Senior Secured Second Lien Subordinated Notes due 2023 (the “Notes”). The Company may consummate additional privately negotiated transactions to exchange up to $125 million principal amount of Existing 2018 Notes for Notes issued under the Indenture.

Maturity	August 15, 2023, unless earlier repurchased, redeemed or converted.

Use of Proceeds	To refinance a portion of the Issuer’s existing 1.50% Convertible Senior Subordinated Notes due 2018 (the “Existing 2018 Notes”).

Guarantees	IBG Borrower LLC (“IBG Borrower”) and the same guarantors as those that guarantee at any time IBG Borrower’s senior secured credit facility (other than the Issuer) under that certain Credit Agreement, dated as of August 2, 2017 (the “Credit Agreement”), with Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time, including Deutsche Bank AG, New York Branch (as amended by that certain Limited Waiver and Amendment No. 1, dated as of October 27, 2017, as further amended by that certain Second Amendment, Consent and Limited Waiver, dated as of November 24, 2017, the “Existing Credit Facility”), as further modified, supplemented, amended, restated, refunded, replaced or refinanced in whole or in part from time to time (the “Senior Obligations”).

Security	Second lien on the same assets that secure the Senior Obligations (the “Collateral”).

Intercreditor Agreement	The Issuer, the Trustee and Cortland Capital Market Services, LLC, as administrative agent and collateral agent under the Existing Credit Facility, will enter into a first lien/second lien intercreditor agreement (the “Intercreditor Agreement”), which shall set forth relative priority and rights with respect to the Collateral and covering certain other customary matters.

Priority

The Notes and the guarantees will be general obligations of the Issuer and the guarantors and will be contractually subordinated in right of payment to the Issuer’s and the guarantors’ obligations under the Existing Credit Facility.

The Notes and the guarantee obligations will be pari passu with the Issuer’s and the guarantors’ existing and future senior indebtedness and effectively senior to the Issuer’s or the guarantors’ existing and future indebtedness that is unsecured or secured by liens junior to the liens securing the Notes and the guarantees, in each case to the extent of the value of the Collateral.

The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Issuer that do not guarantee the Notes or the Senior Obligations, including such non-guarantor subsidiaries’ obligations under the Series 2012-1 4.229% Senior Secured Notes, Class A-2, of which $268.8 million is outstanding as of January 25, 2018, and the Series 2013-1 4.352% Senior Secured Notes, Class A-2, of which $128.7 million is outstanding as of January 25, 2018 (collectively the “Senior Secured Notes”), issued by the ABS Co-Issuers (as defined in the Indenture) and additional secured notes of $100.0 million drawn under the revolving credit facility consisting of Series 2012-1 Variable Funding Senior Notes, Class A-1 (the “Variable Funding Notes”).

The obligations under the Senior Secured Notes and the Variable Funding Notes are non-recourse to the Issuer and its subsidiaries other than the ABS Co-Issuers.

As of September 30, 2017, on an as adjusted basis after giving pro forma effect to the issuance of the Notes and the use of proceeds therefrom, the Issuer would have had, on a consolidated basis, approximately $838 million of outstanding indebtedness, which includes approximately $236 million principal amount outstanding of Notes and Existing 2018 Notes, $83 million drawn under the Existing Credit Facility, $418 million principal amount outstanding under the Senior Secured Notes and $100 million outstanding under the Variable Funding Notes. The Issuer also has unused delayed draw term loan commitments under the Existing Credit Facility of up to approximately $141 million, which amount shall be reduced as set forth in Section 2.01(b)(ii) of the Credit Agreement governing the Existing Credit Facility and subject to the availability conditions described in Section 4.04(b) of the Credit Agreement governing the Existing Credit Facility.

Interest Payment Dates

February 15 and August 15 of each year, beginning on August 15, 2018.

Subject to the Ownership Limit and Aggregate Share Cap (each as defined below), the Issuer may make any interest payment in shares of Common Stock in lieu of cash, with the number of shares of Common Stock equal to the applicable interest payment divided by the average of the 10 individual volume weighted average prices for the 10 trading days ending on and including the trading day preceding the relevant interest payment date.

Any interest payments that the Issuer does not make in shares of Common Stock shall be made in cash. The Issuer shall provide at least 15 trading days’ notice to the holders of the form of consideration to be paid on each interest payment date.

Conversion Settlement Method

Cash, shares of the Issuer’s common stock, $0.001 par value per share (the “Common Stock”), or a combination of both, at the Issuer’s election, but subject to the Ownership Limitation and Aggregate Share Cap.

If the Issuer elects to settle a conversion solely in shares of Common Stock, the Issuer will deliver such shares on the second trading day immediately following the conversion date or as soon as practicable thereafter.

The Issuer acknowledges and agrees that in accordance with Rule 144(d)(3)(ii) under the Securities Act of 1933, as amended (the “Securities Act”), the Notes issued in exchange for the Existing 2018 Notes, and any shares of Common Stock issued in exchange for the Notes upon conversion, will tack back to the original issue date of Existing 2018 Notes, and the Issuer agrees not to take a position to the contrary. To the extent necessary, subject to receipt of the necessary representations regarding ownership of the Notes and non-affiliate status, the Issuer will deliver customary opinions in connection with any resale of the Notes or the sale of any underlying Common Stock. The Notes, and any shares of Common Stock issued upon conversion, will be issued without any restrictive CUSIP or restrictive legend.

Aggregate Share Cap	Unless and until the Issuer obtains requisite stockholder approval to either (i) increase the number of its authorized shares of Common Stock (which is currently 150,000,000 shares, including 57,213,279 shares outstanding as of December 20, 2017, (the “Aggregate Share Cap,”)) or (ii) effect a reverse stock split that would result in sufficient number of shares available for issuance upon conversion of the Notes (such requisite stockholder approval, the “Authorized Share Increase Stockholder Approval”), upon conversion of the Notes, the aggregate number of shares of Common Stock deliverable upon conversions will be subject to the Aggregate Share Cap.

If the Issuer does not obtain the Authorized Share Increase Stockholder Approval on or prior to April 15, 2019, after such date, in the event shares of Common Stock would otherwise be issued (to satisfy interest payments, conversions of notes or otherwise) in excess of the Aggregate Share Cap, the Issuer will be required to deliver cash in lieu of any such excess shares of Common Stock.

The Issuer will use its commercially reasonable efforts to obtain the Authorized Share Increase Stockholder Approval as soon as reasonably practicable after the date of issuance. Further to the foregoing, the Issuer will file a preliminary proxy statement for a special meeting of stockholders within 21 days following the closing of the exchange and will mail a definitive proxy statement within three business days or as promptly as practicable thereafter following the earlier of (x) the expiration of the 10-day period required by Rule 14a-6 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (y) if the Securities and Exchange Commission (the “SEC”) advises the Issuer that it will review the preliminary proxy statement, the day following the SEC staff’s clearance of the preliminary proxy statement. The Issuer will cause the special meeting of its stockholders to be duly called, noticed and held no later than the 45th day following the mailing date.

Ownership Limits	Notwithstanding any other provision of the Notes, (i) no holder of the Notes shall be entitled to receive shares of Common Stock following conversion of the Notes (including any Mandatory Conversion (as defined below) initiated by the Issuer) to the extent that receipt of such shares of Common Stock would cause such holder (or any group of which such holder is a part) to beneficially own more than 9.985% of the shares of Common Stock outstanding following such conversion (the “Ownership Limit”) (in the case of the Ownership Limit, taking into account the shares of Common Stock issuable upon such conversion). Any Note surrendered for conversion (including pursuant to Mandatory Conversion) for which shares of Common Stock are not delivered due to the Ownership Limit shall be returned to the holders and shall remain outstanding. For so long as a holder whose conversion of Notes was limited by an Ownership Limit holds Notes, such holder shall be required, within five business days following the end of each fiscal quarter, to certify its holdings to the Issuer as of the end of such fiscal quarter.

Conversion Rate	Initially [•] shares of Common Stock per $1,000 principal amount of Notes, equal to a conversion premium of 17.5% (based on the Stock Price described below).

Stock Price	A price per share of Common Stock equal to the average of the five individual volume-weighted average prices for the five-trading day period commencing with the trading day on which the intent to consummate the exchange is publicly disclosed; provided that such price shall not be more than 32.5% greater or less than the closing price of the Issuer’s shares of common stock on February 9, 2018.

Conversion Rights	The Notes will be convertible at any time until the close of business on the business day preceding August 15, 2023; provided, however, that until the earlier of (i) April 15, 2019 and (ii) the date on which the Issuer obtains the Authorized Share Increase Stockholder Approval, Notes may only be converted in an amount up to the applicable Aggregate Share Cap. If the Issuer has not obtained the Authorized Share Increase Stockholder Approval on or prior to April 15, 2019, all conversions following such date that would result in an issuance of shares of Common Stock in excess of the Aggregate Share Cap will be required to be settled in cash until the Authorized Share Increase Stockholder Approval has been obtained.

Mandatory Conversion

The Issuer may cause all or part of the Notes to be automatically converted (a “Mandatory Conversion”), subject to compliance with certain conditions during the 30 trading day measurement period described below, including but not limited to (i) the Issuer’s continued listing on NASDAQ, (ii) to the extent necessary due to the Aggregate Share Cap, the receipt of the Authorized Share Increase Stockholder Approval, and (iii) the lack of occurrence of an event of default, by delivering written notice to holders of the Notes at least 15 business days prior to the applicable conversion date if the last reported sale price of the shares of Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the trading day the Issuer delivers such notice is greater than or equal to, during the first six months after the exchange, 162.5% of the conversion price of the Notes (based on the Conversion Rate) and, thereafter, 150% of the conversion price of the Notes (based on the Conversion Rate) (the “Minimum Mandatory Conversion Price Condition”). Such notice will also indicate the type of consideration to be paid to such holder to settle the Conversion Make-Whole Payment (as defined below).

With respect to the Notes held by any holder whose conversion of Notes was limited by the Ownership Limit, the Issuer shall be entitled to cause such Notes (to the extent still held by such holder or its affiliates) to be automatically converted on a quarterly basis from time to time if such conversion would not result in the holder exceeding the Ownership Limit without any requirement that the Minimum Mandatory Conversion Price Condition be satisfied.

Notwithstanding the foregoing, the Issuer shall not be permitted to mandatorily convert during any 30-day period in excess of (i) until an aggregate of $60 million principal amount of Notes has been converted (whether pursuant to a mandatory conversion or otherwise), $10 million principal amount of Notes, and (ii) after an aggregate of $60 million principal amount of Notes has been converted, $20 million principal amount of Notes.

Conversion Make-Whole Payment

Holders converting their Notes (including in connection with a Mandatory Conversion or any conversion made in advance of the redemption date for any Notes called for redemption) shall also be entitled to receive a payment from the Issuer (the “Conversion Make-Whole Payment”) equal to the aggregate amount of interest payments that would have been payable on such converted Notes from the last day through which interest was paid on the Notes (or from the issue date if no interest has been paid on the Notes or from the next succeeding Interest Payment Date if such conversion occurs after a Regular Record Date and on or before the next succeeding Interest Payment Date), through and including August 15, 2023 (determined as if such conversion did not occur). The Issuer may settle the Conversion Make-Whole Payment in cash, in shares of Common Stock, or a combination of both, at its election. If the Issuer elects to pay the Conversion Make-Whole Payment in shares of Common Stock, the Issuer will deliver to each holder of converted Notes a number of shares of Common Stock at settlement equal to (i) the amount of the Conversion Make-Whole Payment owed to such holder and being paid in shares of Common Stock divided by (ii) the average of the 10 individual volume weighted average prices for the 10 trading day period immediately preceding the applicable conversion date.

Notwithstanding the foregoing, the Conversion Make-Whole Payment payable by the Issuer in connection with a Fundamental Change (as defined in the Indenture) shall be reduced by 50% if (i) a definitive agreement for such Fundamental Change has been executed within the first six months following the issue date of the Notes and (ii) the definitive agreement provides for a price to be paid per share of the Common Stock equal to or greater than 105% of the conversion price of the Notes (based on the Conversion Rate).

Conversion Rate Adjustments

Customary anti-dilution adjustments to the conversion rate for:

•  stock splits and stock dividends;

•  distributions of rights, options and warrants to holders of the Common Stock;

•  distributions of capital stock, assets or evidences of indebtedness to holders of the Common Stock;

•  distributions of cash dividends to holders of the Common Stock; and

•  above-market tender offers by the Issuer for shares of the Common Stock.

Redemption at the Issuer’s Option

Subject to the limitations set forth in the Intercreditor Agreement and in the Senior Obligations, from and after the one-year anniversary of the closing of the exchange, the Issuer may redeem for cash all or part of the Notes at any time by providing at least 30 days’ prior written notice to holders of the Notes.

The redemption price will equal the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date.

Holders may convert their Notes following receipt of a notice of redemption at any time until the close of business on the trading day preceding the redemption date.

No sinking fund is provided for the Notes.

Fundamental Change Repurchase Right of Holders

If the Issuer undergoes a Fundamental Change prior to maturity, each holder will have the right, at its option, to require the Issuer to repurchase for cash all or a portion of such holder’s Notes at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date.

If a definitive agreement that would result in a Fundamental Change is executed within the first six months following the issue date of the Notes and a holder elects to require the Issuer to repurchase its Notes, such holder shall also be entitled to a payment from the Issuer equal to:

(i) if the definitive agreement (as amended) provides for a price per share of the Common Stock less than 105% of the conversion price of the Notes (based on the Conversion Rate), the aggregate amount of interest payments that would have been payable on such repurchased Notes from the last day through which interest was paid on the Notes (or from the issue date if no interest has been paid on the Notes or from the next succeeding Interest Payment Date if such redemption occurs after a Regular Record Date and on or before the next succeeding Interest Payment Date), through and including August 15, 2023 (determined as if such repurchase did not occur) (the “Fundamental Change Make-Whole Amount”); or

(ii)  if the definitive agreement (as amended) provides for a price per share of the Common Stock equal to or greater than 105% of the conversion price of the Notes (based on the Conversion Rate), 50% of the Fundamental Change Make-Whole Amount.

Key Covenants

The Indenture will contain covenants substantially consistent with the Existing Credit Facility with such changes as are customary and appropriate for similar convertible notes financings and the specific transactions contemplated.

No financial maintenance covenants, and any incurrence-based financial testing will include at least a 10% cushion to the requirements under the Existing Credit Facility, in each case with levels and definitions substantially consistent with the Existing Credit Facility, but with such changes as are customary and appropriate for similar convertible notes financings (giving due regard to the Issuer’s financial situation and general business environment) or the specific transactions contemplated.

Notwithstanding anything to the contrary, the covenants shall not apply to the “Securitization Entities” (Icon Brand Holdings LLC, Icon NY Holdings LLC, Icon DE Intermediate Holdings LLC and Icon DE Holdings LLC, and their respective direct and indirect subsidiaries).

Liens

The Issuer and its Restricted Subsidiaries will not incur, assume or suffer to exist any lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for:

•  Liens securing Senior Obligations.

•  Liens existing on the issue date of the Notes.

•  Liens securing indebtedness incurred to refinance the Existing 2018 Notes permitted under the indebtedness covenant; provided that such liens are pari passu or junior to the Notes.

•  Liens securing indebtedness permitted under the general indebtedness basket.

•  Other liens permitted under the Existing Credit Facility in effect on the date hereof or customarily permitted under similar instruments of this type (giving due regard to the Issuer’s financial situation and general business environment).

Indebtedness; Disqualified Stock

The Issuer and its Restricted Subsidiaries will not incur, assume, guarantee, suffer to exist or otherwise become liable with respect to any indebtedness or issue any disqualified stock, except for:

•  Indebtedness under the Senior Obligations in a principal amount not to exceed $275.0 million and permitted refinancing thereof (including, in such principal amount, the principal amount (or accreted value of the Senior Obligations so refinanced), plus any an amount unpaid accrued interest and premiums thereon, plus other customary and market underwriting discounts, defeasance costs, fees (including any original issue discount), commissions and expenses incurred in connection with such refinancing).

•  Additional indebtedness so long as pro forma fixed charge coverage ratio is at least 2.00 to 1.00.

•  Indebtedness evidenced by the securitization documents that is existing at the issue date of the Notes.

•  Subordinated indebtedness (subject to certain conditions to be agreed).

•  Indebtedness incurred to Refinance the Existing 2018 Notes, other than the Initial Notes (as defined in the Indenture) and Indebtedness incurred pursuant to the Senior Credit Agreement, up to the aggregate principal amount of 2018 Convertible Notes outstanding on the Issue Date.

•  Purchase money indebtedness of $10.0 million.

•  General indebtedness basket of the greater of $10.0 million and 10% of the Issuer’s consolidated EBITDA for the four most recently completed fiscal quarters.

•  Other indebtedness permitted under the Existing Credit Facility in effect as of the date hereof or customarily permitted under similar instruments of this type.

Asset Sales

The Issuer and its Restricted Subsidiaries will not make certain Asset Sales (as defined in the Indenture), except for:

•  Dispositions of assets (other than Brand Related IP (as defined in the Existing Credit Facility), including, for the avoidance of doubt, any conveyances of equity interests in order to effectuate sales of Brand Related IP) for the term of the Notes in the ordinary course of business up to $10.0 million.

•  Disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole).

•  Other dispositions so long as (x) such dispositions are for fair market value, (y) no default or event of default shall have occurred and be continuing at the time of such disposition, and (z) in the case of dispositions of non-securitized assets, other than in connection with investments in JVs by the Issuer or its Subsidiaries, at least 75% of the consideration therefor received is in the form of cash or cash equivalents (with a mutually agreed capped amount of designated non-cash consideration counting as cash for this calculation); provided that:

(i) Within 12 months after the receipt of any net proceeds from any disposition, the Issuer may apply those net proceeds at its option (A) to repay the Senior Obligations or other first lien obligations or, if permitted under the Senior Obligations and such other first lien obligations, to offer to redeem or repurchase all or a portion of the Notes and to repay any other indebtedness pari passu to the Notes or (B) to re-invest in the business or to purchase replacement assets that will become Collateral within a certain period.

(ii)  Any net proceeds in excess of $10.0 million in any fiscal year that are not applied or invested within 12 months after receipt thereof as provided in clause (i) will offer to redeem or repurchase all or a portion of the Notes and to repay any other indebtedness pari passu to the Notes.

For the avoidance of doubt, the prepayment and re-investment rights described in clauses (i) and (ii) shall only be applicable as permitted under the Senior Obligations.

•  Other dispositions permitted under the Existing Credit Facility in effect as of the date hereof or customarily permitted under similar instruments of this type (giving due regard to the Issuer’s situation and environment).

Restricted Payments; Investments

The Issuer and its Restricted Subsidiaries will not make any restricted payments (including investments), unless, at the time of and after giving effect to such restricted payment:

•  no default or event of default has occurred and is occurring or would occur after giving effect to such restricted payment;

•  the Issuer would, at the time of such restricted payment and after giving pro forma effect thereto, have been permitted to incur $1.00 of additional indebtedness under the indebtedness covenant fixed charge coverage ratio test; and

•  such restricted payment, together with the aggregate amount of all other restricted payments since the issue date of the Notes, is less than the sum, without duplication, of:

(i) 50% of the consolidated net income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the issue date of the Notes to the end of the Issuer’s most recently completed fiscal quarter (or, if such consolidated net income is a deficit, less 100% of such deficit); plus

(ii)  100% of the aggregate net cash proceeds since the issue date as a contribution to the Issuer’s common equity capital or from the sale of equity interests or preferred stock (other than disqualified stock) of the Issuer or from the issue or sale of convertible or exchangeable disqualified stock of the Issuer that have been converted into or exchanged for such equity interests or preferred stock (other than (A) disqualified stock or (B) equity interests, preferred stock and convertible or exchangeable disqualified stock or debt securities sold to a subsidiary of the Issuer); plus

(iii)  to the extent that any restricted investment that was made after the issue date of the Notes is sold or otherwise liquidated or repaid, the amount of the cash return of capital with respect to such restricted investment (less the cost of disposition, if any), to the extent that such return was not otherwise included in the consolidated net income of the Issuer for such period; plus

(iv) to the extent that any Unrestricted Subsidiary designated as such on or after the issue date is redesignated as a Restricted Subsidiary after the issue date, the fair market value of the Issuer’s restricted investment at the date of such redesignation to the extent the restricted investments reduced the amount available hereunder and was not previously repaid or otherwise reduced; plus

(v)   the net cash proceeds received by the Issuer or any Restricted Subsidiary after the issue date as a dividend or other distribution from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the consolidated net income of the Issuer for such period.

The preceding provisions will not prohibit:

•  Repurchases of equity interests deemed to occur upon the withholding of a portion of the equity interests granted or awarded to a current or former director, officer, employee, manager or director of the Issuer or any of its Restricted Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the taxes payable by such person upon such grant or award (or upon the vesting thereof).

•  Subject to the terms of the Intercreditor Agreement and the Senior Obligations, payments of cash and/or equity interest of the Issuer to a holder of the Existing 2018 Notes upon conversion thereof or in connection with an exchange or repurchase transaction in connection thereof.

•  Other payments permitted under the Existing Credit Facility or customarily permitted under similar instruments of this type (giving due regard to the Issuer’s situation and environment).

•  Permitted Investments.

Permitted Investments include:

•  Investments in the Securitization Entities up to $10.0 million.

•  JV investment basket of $50.0 million so long as JV equity interests are pledged as Collateral.

•  General investment basket of $25.0 million (subject to (i) similar conditions in the Existing Credit Agreement and (ii) being used for purposes accretive to the business of the Issuer and its subsidiaries taken as a whole, in the Issuer’s reasonable judgment).

•  Purchases of the Notes.

•  Other investments permitted under the Existing Credit Facility in effect as of the date hereof or customarily permitted under similar instruments of this type (giving due regard to the Issuer’s situation and environment).

Notwithstanding the foregoing, the Issuer shall not be permitted to make cash distributions to holders of the Common Stock or any of its (or its subsidiaries’) preferred stock on account of such Common Stock or preferred stock (other than as permitted hereunder in connection with a conversion transaction), in each case, so long as the Notes are outstanding.

Prepayments of Indebtedness

The Issuer and its Restricted Subsidiaries will not prepay, redeem, purchase, or defease prior to scheduled maturity thereof in any manner any subordinated indebtedness for borrowed money, except for:

•  Prepayment of the Existing Credit Facility, the Senior Obligations or any other first lien obligations.

•  Redemption or repurchase of the Existing 2018 Notes.

•  Indebtedness repaid in accordance with the restricted payments covenant.

•  Payments following the fifth anniversary of the issue date of the Notes as necessary to avoid treatment of the obligations under the Notes as “applicable high yield discount obligations” under the Internal Revenue Code of 1986, as amended.

Transactions with Affiliates

Subject to customary exceptions, the Issuer and its Restricted Subsidiaries will not enter into any transactions with affiliates involving payments or consideration in excess of $1.0 million, unless:

•  the transaction is on terms not materially less favorable to the Issuer or relevant Restricted Subsidiary than those that would be obtained in an arm’s-length transaction with an unrelated person;

•  if the transaction involves aggregate payments or consideration in excess of $5.0 million, the transaction is approved by a majority of the disinterested members of the Issuer’s board of directors; and

•  if the transaction involves aggregate payments or consideration in excess of $10.0 million, the Issuer delivers to the Trustee a fairness opinion from a nationally recognized investment banking, appraisal or accounting firm.

Reporting

•  The Issuer shall provide reports to the trustee as consistent with §314 of the Trust Indenture Act (annual reports, quarterly reports and current reports required under the Exchange Act for reporting companies); provided, however, that the Issuer shall not be required to furnish its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to the trustee of the Notes until 60 days after the time such Annual Report is required to be filed with the U.S. Securities and Exchange Commission.

•  For so long as restricted notes are outstanding, the Issuer shall provide information required under Rule 144A(d)(4) under the Securities Act.

Designation of Unrestricted Subsidiaries	Any entity that is not the Issuer, the Guarantors or a “Loan Party” under the Existing Credit Facility may be designated as an “Unrestricted Subsidiary”; provided, that such entity is (i) designated by the Issuer’s board of directors, (ii) does not hold any indebtedness that is recourse to the Issuer or any restricted subsidiary and (iii) is not an obligor under any indebtedness of the Issuer or any restricted subsidiary. Any such designation will constitute an investment and require usage of investment capacity in an amount equal to the fair market value of the subsidiary designated as an Unrestricted Subsidiary.

Events of Default	Customary for secured notes of this kind and substantially consistent with the Existing Credit Facility.

No Registration Rights	The Issuer will not be obligated to file a shelf registration statement for the resale of the Notes or the shares of Common Stock, if any, issuable upon conversion of the Notes.

Reporting Default Additional Interest	If, at any time following the closing of the exchange, the Issuer fails to timely file any document or report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K) (a “Reporting Default”), if the Issuer elects, the sole remedy for an Event of Default relating to a Reporting Default will be the payment by the Issuer of additional interest on the Notes (“Reporting Default Additional Interest”). Reporting Default Additional Interest will accrue at an annual rate of (i) 0.25% per annum of the principal amount of the Notes outstanding from the first date of the occurrence of such Reporting Default to, but not including, the 90th day thereafter (or such earlier date on which the Reporting

Default shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the Notes outstanding from the 91st day following the occurrence of such Reporting Default to the 180th day after the first day of the occurrence of such Reporting Default (or such earlier date on which the Reporting Date shall have been cured or waived). On the 181st day after such Reporting Default (if the Reporting Default is not cured or waived prior to such 181st day), such Reporting Default Additional Interest will cease to accrue and the Notes will be subject to acceleration.

Reporting Default Additional Interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes.

Legend Removal Default Additional Interest

If, at any time following the closing of the exchange, the Issuer fails to comply with its covenants to effectuate removal of restricted legends on the Notes or any shares of Common Stock issued upon conversion of the Notes (a “Legend Removal Default”), if the Issuer elects, the sole remedy for an Event of Default relating to a Legend Removal Default will be the payment by the Issuer of additional interest on the Notes (“Legend Removal Default Additional Interest”). Legend Removal Additional Interest will accrue at an annual rate of (i) 0.25% per annum of the principal amount of the Notes for which such Legend Removal Default pertains from the first date of the occurrence of such Legend Removal Default to, but not including, the 90th day thereafter (or such earlier date on which the Legend Removal Default shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the Notes for which such Legend Removal Default pertains from the 91st day following the occurrence of such Legend Removal Default.

Legend Removal Default Additional Interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes.

Trustee, paying agent, conversion agent and collateral agent	The Bank of New York Mellon Trust Company, N.A.

Exhibit B

THE RISK FACTORS SET FORTH IN THIS EXHIBIT B WERE DISCLOSED BY THE COMPANY SOLELY AS OF A SPECIFIED DATE AND AS AN EXHIBIT TO THE EXCHANGE AGREEMENTS (AS DEFINED IN THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2018). THE RISK FACTORS WERE MADE SOLELY FOR THE BENEFIT OF THE PARTIES TO SUCH EXCHANGE AGREEMENTS AND NOT INVESTORS AT LARGE AND MAY BE SUBJECT TO CERTAIN QUALIFICATIONS AND LIMITATIONS AGREED UPON BY THE PARTIES TO THE EXCHANGE AGREEMENTS, INCLUDING CERTAIN DISCLOSURES WHICH MAY HAVE BEEN KEPT CONFIDENTIAL BETWEEN SUCH PARTIES. INVESTORS AT LARGE SHOULD NOT RELY ON THESE RISK FACTORS AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS OR CIRCUMSTANCES DESCRIBED HEREIN. INFORMATION CONCERNING THE SUBJECT MATTER OF THESE RISK FACTORS MAY CHANGE AFTER THE DATE HEREOF, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE COMPANY’S PUBLIC DISCLOSURES.

Risk Factors

You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2017 filed with the SEC on December 22, 2017, which are incorporated into this Exhibit B by reference, as updated and supplemented by the discussion below, and all other information included in the Agreement or the exhibits thereto or in the Company’s other filings and submissions with the SEC, before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of the notes or our common stock could decline, and you may lose part or all of your investment.

In this Exhibit B, we refer to the 2023 Notes as the “notes,” and references to “we,” “us” or “our” refer to the Company and its consolidated subsidiaries, collectively.

Risks related to the notes

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder will be exposed to fluctuations in the Trading Price (as defined in the Indenture) of our common stock during the period from the date the holder elects to convert its notes until the date we settle our conversion obligation. We will have the option to pay or deliver, as the case may be, cash, shares of our common stock (“Shares”) or a combination of cash and Shares, at our election to settle our conversion obligation. If we elect to settle our conversion obligation solely in cash or in a combination of cash and Shares, then the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock during the relevant Observation Period (as defined in the Indenture). Accordingly, if the Trading Price of our common stock decreases during the Observation Period, or after this period and until we deliver the consideration due upon conversion, the amount or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock on the date we deliver the consideration due upon conversion is below the average of the volume-weighted average price of our common stock during the relevant Observation Period, then the amount of cash or the value of any Shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the amount of cash or number of Shares that you will receive.

Our subsidiaries that do not guarantee the Senior Credit Agreement (as defined in the Indenture) and any subsidiaries we designate as unrestricted subsidiaries pursuant to the terms of the Indenture will not be guarantors with respect to the notes, and therefore, any claims you may have in respect of the notes will be structurally subordinated to the liabilities of those non-guarantor subsidiaries.

The notes will not be guaranteed by any of our existing or future subsidiaries that do not guarantee the Senior Credit Agreement, including the Securitization Entities (as defined in the Indenture), and any subsidiaries we designate as unrestricted subsidiaries pursuant to the terms of the Indenture. Such non-guarantor subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. The notes and guarantees will therefore be structurally subordinated to all existing and future indebtedness and other liabilities of such non-guarantor subsidiaries, including certain non-guarantor subsidiaries’ obligations, under (i) $268.8 million aggregate principal amount of Series 2012-1 4.229% Senior Secured Notes, Class A-2 and $128.7 million aggregate principal amount of Series 2013-1 4.352% Senior Secured Notes, Class A-2 (collectively the “Senior Secured Notes”), in each case, as of February 8, 2018, issued by the applicable Securitization Entities, which are our wholly-owned subsidiaries, additional secured notes issuable by the applicable Securitization Entities subject to certain conditions and $100.0 million available under the revolving credit facility consisting of Series 2012-1 Variable Funding Senior Notes, Class A-1 (the “Variable Funding Notes”) and (ii) the claims of creditors, including trade creditors, of our non-guarantor subsidiaries. The obligations under the Senior Secured Notes and the Variable Funding Notes are non-recourse to the Company and its subsidiaries other than the applicable Securitization Entities. In addition, although the terms of the Senior Credit Agreement contain, and the Indenture will contain, limitations on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and we and any of our existing and future subsidiaries may be able to incur substantial additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that additional debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. If new debt is added to our or any of our non-guarantor subsidiaries’ current debt levels, the related risks that we now face could be exacerbated. In addition, the indenture governing the Senior Secured Notes and the Variable Funding Notes provides that the applicable Securitization Entities may issue additional asset-backed notes, subject to the satisfaction of certain conditions. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us in respect of our ownership interest in such subsidiary.

The notes and the guarantees will be contractually subordinated to any of our or our guarantors’ first lien secured indebtedness, including our and our guarantors’ obligations under the Senior Credit Agreement, to the extent of the value of the collateral.

The notes and the guarantees will be contractually subordinated, pursuant to the terms of the Indenture and the Intercreditor Agreement (as defined in the Indenture), to our or our guarantors’ first lien secured indebtedness, as the case may be, including our and our guarantors’ obligations under the Senior Credit Agreement, to the extent of the value of the collateral. The notes and the guarantees will be pari passu with our and our guarantors’ future indebtedness that is secured by a second priority lien on the collateral and effectively senior with any of our or our guarantors’ existing and future indebtedness that is unsecured or secured by junior liens, in each case to the extent of the value of the collateral. The notes and the guarantees will be equal in right of payment with all of our and our guarantors’ existing and future senior indebtedness, including our 2018 Notes, and will be senior in right of payment to any of our or our guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes and the guarantees, as the case may be.

The effect of this effective and contractual subordination of the notes is that, in the event of bankruptcy, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after our or our guarantors’ first lien secured indebtedness, as the case may be, has been paid, up to the value of the assets representing collateral.

As of February 8, 2018, on an as adjusted basis after giving effect to the issuance of the notes and the use of proceeds therefrom, we would have had, on a consolidated basis, approximately $816.6 million of outstanding debt (which amounts, with respect to the notes and the $236.2 million principal amount outstanding of our 2018 Notes, reflect the face amount of such notes), of which $218.1 million are drawn under the Senior Credit Agreement, and $497.5 million are obligations of non-guarantor subsidiaries, including $397.5 million principal amount outstanding under the Senior Secured Notes and $100.0 million drawn under the revolving financing facility of non-guarantor subsidiaries’ Variable Funding Notes. The Company also has unused delayed draw term loan commitments under the Senior Credit Agreement of up to approximately $139.9 million, which amount shall be reduced as set forth in the Senior Credit Agreement by the principal amount of notes issued that is in excess of $100.0 million.

We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company. Substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is principally dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. The notes will not be guaranteed by any of our subsidiaries that do not guarantee the Senior Credit Agreement, including the Securitization Entities, and any subsidiaries we designate as unrestricted subsidiaries pursuant to the terms of the Indenture. Accordingly, such non-guarantor subsidiaries are not obligated to make funds available to us for payment on the notes.

We cannot assure you that the agreements governing any existing or future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. For example, the Senior Credit Agreement is secured by liens on substantially all of the bank accounts and receivables of the IBG Borrower LLC and the guarantors thereunder. In the event that the specified asset coverage ratio falls below 1.65, a cash trapping period commences until reserve accounts have on deposit an amount equal to one fiscal quarter of principal and interest payments. If the asset coverage ratio falls below 1.25 (or an event of default occurs and is continuing), a cash trapping event occurs and all such cash would be required to be applied to the repayment in full of the Senior Credit Agreement. In addition, upon the occurrence of a failure to maintain the specified financial ratio with respect to the Senior Secured Notes and Variable Funding Notes at the end of a fiscal quarter, a cash trapping period commences and extends until the quarterly payment date on which that ratio becomes equal to or exceeds the minimum ratio. During a cash trapping period, certain funds available for the applicable Securitization Entities to pay amounts to us will be reduced or eliminated.

In addition, if a rapid amortization event were to occur with respect to the Senior Secured Notes and Variable Funding Notes the funds available for the applicable Securitization Entities to pay amounts to us would be eliminated, and Icon DE Intermediate Holdings LLC and Icon Brand Holdings LLC would be restricted from declaring or paying distributions on any of its limited liability company interests and if a management termination event under the applicable management agreement occurs we will not receive management fees from the applicable Securitization Entities, which may result in a decrease in income. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Furthermore, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

Our significant indebtedness could prevent us from meeting our obligations under our debt instruments, including the notes, and could adversely affect our ability to fund out operations, react to changes in the economy or our industry, or incur additional borrowings under our existing facilities.

We are significantly leveraged. As of February 8, 2018, after giving effect to this offering and the use of proceeds therefrom, we would have had approximately $816.6 million in total indebtedness outstanding. Our substantial degree of leverage could have important consequences, including the following:

•	it could cause us to be unable to maintain compliance with our outstanding debt obligations;

•	it may cause a substantial portion of our cash flows from operations to be dedicated to the payment of principal and interest on our indebtedness and not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	it may limit our ability to incur additional borrowings under our existing facilities or securitizations, to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may cause a further downgrade of our debt and long-term corporate ratings;

•	it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business, or may cause us to be unable to carry out capital spending that is important to our growth; and

•	it may limit our ability to attract and retain key personnel.

We expect to obtain the funds to pay our expenses and to repay our indebtedness primarily from our operations and, in the case of our indebtedness, from the refinancing thereof. We are also exploring the possibility of selling certain assets in order to raise funds to pay our expenses and repay our indebtedness. Our ability to meet our expenses and make these payments therefore depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs, including costs related to the offering of the notes, fees payable in connection with waivers obtained from our creditors and costs related to the impairment analysis discussed in our Current Report on Form 8-K filed with the SEC on December 6, 2017 and in our Quarterly Report on Form 10-Q filed with the SEC on December 22, 2017. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

We may not have the ability to raise the funds necessary to pay cash upon conversion of the notes or in connection with a Conversion Make-Whole Payment (as defined in the Indenture) or an interest payment or to repurchase the notes upon a Fundamental Change (as defined in the Indenture), and our debt may limit our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a Fundamental Change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. In addition, upon conversion of any notes or in connection with a Conversion Make-Whole Payment or an interest payment, unless we elect solely to deliver Shares to settle such conversion (other than paying cash in lieu of delivering any fractional share), which we may be precluded from doing as a result of the Aggregate Share Cap (as defined in the Indenture), we will be required to pay to the holders of a note cash as part (or all) of the conversion consideration as described in Section 4.02(b) of the Indenture. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. Pursuant to the Indenture, we have agreed to use our commercially reasonable efforts to obtain the requisite stockholder approvals to issue Shares in excess of the Aggregate Share Cap. We can provide no assurance, however, that we will obtain such stockholder approvals within a specific timeframe or at all. Until such time as we obtain stockholder approval to issue more Shares than permitted under the Aggregate Share Cap, our ability to settle conversions in Shares instead of cash will be limited. In addition, in order to pay cash upon conversion or repurchase of the notes, we may have to raise funds through additional debt or equity financing. Our ability to meet our obligations or to raise such financing will depend on our financial and operating performance, which is subject to prevailing market conditions and to certain financial, business and other factors beyond our control. Further, we may not be able to raise such additional financing within the period required to satisfy our obligation to make timely payment upon any conversion or in connection with a Conversion Make-Whole Payment, an interest payment or a repurchase obligation. In addition, the terms of any current or future debt may prohibit us from making these cash payments or otherwise restrict our ability to make such payments and/or may restrict our ability to raise any such financing. In particular, the terms of the Senior Credit Agreement include a series of covenants and restrictions that restricts our ability to incur debt and to sell assets, to pay cash for such conversion payments and to make restricted payments and certain prepayments. In addition, the terms of our Senior Secured Notes are subject to a series of covenants and restrictions that may restrict the amount of royalties received from licenses related to collateral pledged to secure our obligations thereunder, or proceeds from the sale of such collateral. Such covenants and restrictions limit our ability to make payments in cash under certain circumstances, including payments to the convertible note holders upon conversion or repurchase. Our failure to repurchase notes at a time when the repurchase is required by the Indenture or to pay cash payable upon conversion or maturity of the notes as required by the Indenture would constitute a default under the Indenture and, as a result: (i) subject to the terms of the Intercreditor Agreement, our debt holders could declare all outstanding principal and interest to be due and payable; (ii) the lenders under the Senior Credit Agreement could terminate their commitments to lend us money and foreclose against the collateral pledged to secure our obligations; (iii) we could be forced into bankruptcy or liquidation, which could result in you losing all or a portion of your investment in the notes; and (iv) the acceleration of these obligations would also trigger potential cross-defaults under the Senior Credit Agreement and the Senior Secured Notes. In addition, a default under the Indenture or the Fundamental Change itself could also lead to a default under agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof or in connection with a Conversion Make-Whole Payment or an interest payment.

In addition, in the absence of stockholder approval to issue Shares in excess of the Aggregate Share Cap, the notes would be reclassified as a current liability (i) upon a Fundamental Change or (ii) after April 15, 2019. Reclassifying the notes and our having such a large current liability may cause our auditors to express substantial doubt as to our ability to continue as a “going concern,” which could cause an event of default under the Senior Credit Agreement and trigger cross-defaults under our other indebtedness.

Conversion of the notes into Shares will be subject to an ownership limitation, which may prevent a holder from converting all of its notes and result in a holder having a contractual claim for additional Shares.

No holder of the notes will be entitled to receive Shares following conversion of the notes to the extent that receipt of such Shares would cause such holder (or any group of which such holder is a part) to own more than 9.985% of the Shares outstanding following such conversion (taking into account the Shares issued upon such conversion) (the “Ownership Limitation”). Any purported delivery of Shares upon conversion of notes will be void and have no effect to the extent (but only to the extent) that such delivery would result in a converting holder violating the Ownership Limitation.

Regulatory actions may adversely affect the Trading Price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement such a strategy by selling short the common stock to which the convertible notes are linked and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules, and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the Trading Price and liquidity of the notes.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of notes to return payments received.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we issued the notes with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, as the case may be, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

The conversion of the notes may adversely affect our financial condition and operating results.

Holders of notes will be entitled to convert the notes at any time until the close of business on the business day preceding the maturity date of the notes. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation solely by delivering Shares (other than paying cash in lieu of delivering any fractional Share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

The price of our common stock, and therefore of the notes, is volatile and may decline regardless of our operating performance, and this may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The publicly traded Shares have experienced, and may continue to experience, significant price and volume fluctuations. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the Trading Price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for Shares to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

In addition, the stock markets, and in particular the NASDAQ Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Because the notes are convertible based on Shares any decrease in the price of our common stock may depress the Trading Price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive Shares upon conversion of their notes.

The accounting method for convertible debt securities, such as the notes, could have a material adverse effect on our reported financial results.

The Financial Accounting Standards Board’s ASC Section 470-20 requires us to separately account for the liability and equity components of convertible debt instruments, such as the notes, that will be settled partially in cash upon conversion in a manner that reflects our economic interest cost. ASC Section 470-20 requires the fair value of the conversion option of the notes be reported as a component of stockholders’ equity and included in the additional paid-in-capital on our consolidated balance sheet. The value of the conversion option of the notes will be reported as discount to the notes. We will report lower net income in our financial results because ASC Section 470-20 will require interest to include both the current period’s amortization of the debt discount (non-cash interest) and the instrument’s cash interest, which could adversely affect our reported or future financial results, the Trading Price of our common stock and the Trading Price of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes Shares.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely Shares (other than paying cash in lieu of delivering any fractional Share)) or the last trading day of the relevant Observation Period (if we elect to pay and deliver, as the case may be, a combination of cash and Shares in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely Shares (other than paying cash in lieu of delivering any fractional Share)) or the last trading day of the relevant Observation Period (if we elect to pay and deliver, as the case may be, a combination of cash and Shares in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Our ability to settle conversions in Shares may be limited by the Aggregate Share Cap, and, even if not so limited, we may elect to deliver cash or a combination of cash and Shares upon conversion. Therefore, you may receive no Shares or fewer Shares than the number into which your notes are convertible.

Our ability to settle conversions in Shares may be limited by the Aggregate Share Cap. In addition, because we have the right to elect cash settlement or combination settlement, upon conversion, you may not receive any Shares or you may receive fewer Shares relative to the conversion value of the notes than you would have received if we had elected physical settlement. In the event of our bankruptcy, insolvency or certain similar proceedings during the Observation Period, there is a risk that a bankruptcy court may decide your claim to receive such cash and/or Shares could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

Upon any redemption of the notes or any conversion of the notes in connection with a redemption notice, the cash comprising the redemption price, in the case of a cash redemption, or the applicable conversion rate, in the case of a Share conversion, as applicable, may not fully compensate you for future interest payments or lost time value of your notes.

We may redeem all or part of the notes if the last reported sale price of our common stock equals or exceeds (i) 162.5% (during the first six months following the issue date of the notes) or (ii) 150.0% (following the six-month anniversary of the issue date of the notes) of the applicable conversion price for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day on which we deliver notice of the redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If we call any or all of the notes for redemption, you may convert your notes at any time prior to the close of business on the second business day immediately preceding the redemption date. Upon such redemption or conversion, the cash comprising the redemption price, in the case of a cash redemption, or the applicable conversion rate, in the case of a Share conversion, plus, in either case, the Conversion Make-Whole Payment, if applicable, may not fully compensate you for any future interest payments that you would have otherwise received or any other lost time value of your notes. In addition, if you do not convert your notes prior to the redemption date, the premium payable by the Company upon redemption may be less than the value of the cash, Shares or combination thereof that you would have received if you had converted your notes prior to the redemption date.

The notes and the Senior Credit Agreement will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

The indenture governing the notes and the Senior Credit Agreement will impose, and future debt agreements may impose, financial or operating covenants or restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	issue stock of subsidiaries;

•	grant or permit certain liens on our assets;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer substantially all of our assets;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	transfer, sell or acquire assets, including capital stock of our subsidiaries; and

•	change the business we conduct.

The Senior Credit Agreement also requires that we satisfy certain financial maintenance covenants. These covenants could adversely affect our ability to finance our future operations or capital needs, withstand a future downturn in our business or the economy in general, engage in business activities, including future opportunities that may be in our interest, and plan for or react to market conditions or otherwise execute our business strategies. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders or holders of such indebtedness could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the Indenture, and, as a result, we could be forced into bankruptcy or liquidation. There is no guarantee that we would be able to satisfy our obligations if any of our indebtedness is accelerated.

Provisions of the notes and the Indenture could discourage an otherwise beneficial acquisition or acquisition attempt of us by a third party and, therefore, the ability of holders to exercise their rights associated with a potential Fundamental Change.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a Fundamental Change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. These provisions could deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their Shares over the then current market price or could limit the price that some investors might be willing to pay in the future for Shares.

Future sales of our common stock or other dilution of our equity may cause the prevailing market price of our shares to decrease which could adversely affect the value of our notes.

Sales of our common stock in the public market, or the perception that such sales could occur, could negatively impact the market price of our common stock and the value of the notes. We have registered a substantial number of Shares that are issuable upon the exercise of options and warrants and have registered for resale a substantial number of restricted Shares issued in connection with our acquisitions. If the holders of our options and warrants choose to exercise their purchase rights and sell the underlying Shares in the public market, or if holders of currently restricted Shares choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then-existing stockholders, including holders of the notes that receive Shares upon conversion of their notes. In addition, future public sales of Shares could impair our ability to raise capital by offering equity securities.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, negatively affect the price of the notes or any Shares that holders receive upon conversion of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described in Section 4.08 of the Indenture. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the Trading Price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Significant restructuring transactions may not constitute a Fundamental Change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a Fundamental Change, you have the right to require us to repurchase your notes. However, the Fundamental Change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a Fundamental Change requiring us to repurchase the notes.

We have not registered the issuance of the notes, which will limit your ability to resell them.

The issuance of the notes and the guarantees has not been registered under the Securities Act or any state securities laws. Unless the issuance of the notes has been registered, the notes may not be transferred or resold except in a transaction exempt from or not subject to the registration requirements of the Securities Act and applicable state securities laws. We do not intend to file a registration statement for the resale of the notes. See “No registration rights; additional interest” in the Term Sheet.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

If industry or securities analysts fail to continue publishing research and reports about us or our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline and the Trading Price of the notes may fall.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and the Trading Price of the notes to fall. In addition, it is possible that in some future period our operating results will be below the expectations of industry or securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline and the Trading Price of the notes could fall.

Any adverse rating of the notes may cause their Trading Price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the Trading Price of the notes could decline.

In addition, the Trading Price of notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws ratings on any of our outstanding debt, the Trading Price of the notes is likely to decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received income subject to U.S. federal income or withholding tax (including backup withholding tax or withholding tax for payments to foreign persons) without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as deemed taxable income to you. If you are a non-U.S. holder, any deemed income may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any deemed income subject to U.S. federal withholding tax may be set off against subsequent payments on the notes.

Risks related to the collateral

The liens on the collateral securing the notes will be junior and subordinate to the liens on the collateral securing our obligations under the Senior Credit Agreement. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under the Senior Credit Agreement and the holders of the notes.

The rights of the holders of the notes with respect to the collateral securing the notes will be limited pursuant to the terms of the collateral documents relating to the notes and the Intercreditor Agreement. As a consequence of the terms of lien subordination under the Intercreditor Agreement, the notes and the guarantees will be effectively subordinated to the Senior Credit Agreement to the extent of the value of the collateral that will secure such indebtedness. Accordingly, any proceeds received upon a realization of the collateral securing the notes will be applied first to amounts due under the Senior Credit Agreement before any amounts will be available to pay the holders of the notes.

The value of the collateral securing the notes may not be sufficient to pay the amounts owed under the notes. As a result, holders of the notes may not receive full payment on their notes following an event of default.

The notes will not be secured by any of the assets of our non-guarantor subsidiaries, including the Securitization Entities, non-U.S. subsidiaries, non-wholly-owned subsidiaries and any subsidiaries that we designated as unrestricted subsidiaries pursuant to the terms of the Indenture. The proceeds of any sale of collateral securing the notes following an event of default with respect thereto may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. No appraisal has been made of the collateral.

The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. The collateral does not include contracts, agreements, licenses and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us, and such exclusion could have a material adverse effect on the value of the collateral. The value of the collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation.

No appraisal of the value of the collateral securing the notes has been made. The fair market value of the collateral is subject to fluctuations based on factors that include the impact of general economic and industry conditions, among other things. The amount received upon sale of the collateral would be subject to a number of factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and manner of sale and the interest of prospective buyers.

To the extent that liens, security interests and other rights granted to other parties (including the lenders under the Senior Credit Agreement) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the Indenture, the collateral agent or the holders of the notes to realize or foreclose on that collateral. The liens securing the notes will be contractually subordinated to the liens securing the Senior Credit Agreement. Consequently, we cannot assure investors in the notes that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior claims on the collateral. In addition, under the Intercreditor Agreement between the collateral agent and the lenders under the Senior Credit Agreement, the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral.

Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the trustee or any holder of the notes to obtain the benefit of any collateral securing the notes. Such delays could have a material adverse effect on the value of the collateral.

If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

Subject to the terms of the Senior Credit Agreement and the Senior Secured Notes, the collateral documents allow us, in most cases, to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes and the guarantees will be released automatically, including a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture; with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and to the extent we have defeased or satisfied and discharged the Indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture.

The Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate such a subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Any future pledge of collateral might be voidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the notes, including pursuant to security documents delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future. Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party, and that certain property and rights acquired after the grant of a general security interest, such as equipment subject to a certificate and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee or the collateral agent for the notes may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. A failure to do so may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

In addition, the security interest of the collateral agent for the notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect to the collateral. The collateral agent may not be able to obtain any such consent. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval, which may not be given. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such time as the bankruptcy court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “under secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor in possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

The Indenture will permit liens in favor of third parties to secure certain indebtedness, such as purchase money indebtedness and capital lease obligations, and assets subject to such liens will in certain circumstances be excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations. In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. If an event of default occurs and the notes are accelerated, the notes and the guarantees will be equal in right of payment with all of our and our guarantors’ existing and future senior indebtedness (other than Designated Secured Senior Indebtedness), including our 2018 Notes, with respect to such excluded assets and will be effectively subordinated to holders of obligations secured by a lien on such excluded assets.

Security over certain collateral may not be in place or perfected by the closing date of this offering.

Certain security interests in the collateral that will secure the notes may not be in place or perfected by the closing date of this offering. To the extent any such security interest is not perfected by such date, we will be required to use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the collateral documents, promptly after the closing date of this offering. We cannot assure you that we will be able to perfect any such security interests, which would reduce the amount of collateral that will secure the notes. To the extent a security interest in certain collateral is perfected following the closing date of this offering, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date of this offering were no longer subject to such risk.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Certain assets will be excluded from the collateral.

Certain assets will be excluded from the collateral securing the notes including, among other things, the following:

•	voting equity of any of our first tier foreign subsidiaries in excess of 66% of the voting equity of such foreign subsidiary, equity of any of our indirect foreign subsidiaries and property and assets of our foreign subsidiaries;

•	items as to which a security interest cannot be granted without violating contract rights or applicable law; and

•	any other of our assets that are not collateral under the Senior Credit Agreement (including assets securing the Senior Secured Notes).

If an event of default occurs and the notes are accelerated, the notes and the guarantees will be equal in right of payment with all of our and our guarantors’ existing and future senior indebtedness (other than Designated Secured Senior Indebtedness), including our 2018 Notes, with respect to such excluded assets. As a result, if the value of the collateral that secures the notes and the guarantees is less than the amount of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from such excluded assets.